                                                               EXHIBIT 99.(d)(4)

                   AMENDED AND RESTATED TAX MATTERS AGREEMENT
                   ------------------------------------------

     THIS AMENDED AND RESTATED TAX MATTERS AGREEMENT ("Agreement") dated as of May 4, 2000 is entered into by SHOPKO STORES, INC., a Wisconsin corporation ("ShopKo") and PROVANTAGE HEALTH SERVICES, INC., a Delaware corporation ("ProVantage").

                                    RECITALS

     WHEREAS, on July 19, 1999 ProVantage and ShopKo entered into a Tax Matters Agreement (the "July Agreement") relating to certain tax matters; and

     WHEREAS, ProVantage, Merck & Co., Inc. ("Parent") and PV Acquisition Corp. ("Merger Sub") propose to enter into a Merger Agreement (the "Merger Agreement") on the date of this Agreement providing for the making of a tender offer by Merger Sub for shares of Common Stock, par value $0.01 per share, of ProVantage, at a purchase price of $12.25 per share, and a subsequent merger between ProVantage and the Merger Sub; and

     WHEREAS, as a condition to Parent and Merger Sub entering into the Merger Agreement, Parent has asked that ShopKo and ProVantage amend and restate the July Agreement by executing and delivering this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend and restate the July Agreement in its entirety as follows:

     1.  Effective Date.  This Agreement shall become effective on the date that
         --------------
Merger Sub purchases shares in the Offer (as defined in the Merger Agreement).

     2.  Definitions.  As used in this Agreement, capitalized terms shall have
         -----------
the following meanings.

     Action: any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     Affiliate: with respect to any specified person, a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; provided, however, that for purposes of this Agreement (i) Affiliates of ProVantage shall not be deemed to include ShopKo or any of its subsidiaries other than ProVantage and any of ProVantage's subsidiaries, and

(ii) Affiliates of ShopKo shall not be deemed to include ProVantage or any of its subsidiaries.

     Code:  the Internal Revenue Code of 1986, as amended.

     Distribution Date: The date of the completion of the initial public offering of the stock of ProVantage.

     Taxes: any federal, state, local or foreign income, gross receipts, profits, franchise or other tax computed in whole or in part by reference to gross or net income, or based on capital, and any interest, penalties or additions to tax relating thereto.

     3.  Tax Indemnification and Cooperation.
         ------------------------------------

          (a) Indemnification for Periods Ending on or Before the Distribution
              ----------------------------------------------------------------
Date.  ShopKo agrees to indemnify and hold harmless ProVantage from and against
----
any liability for (i) Taxes attributable to ProVantage for tax periods ending on or before the Distribution Date, subject to the limitation of Section 3(b) below, and (ii) Taxes for any period attributable to other members of an affiliated group (as defined in Section 1504(a) of the Code or any analogous provision of state or local law) to which ProVantage has belonged at any time on or before the Distribution Date. For purposes of this Section 3, "ProVantage" shall mean ProVantage and all companies in which ProVantage owned at any time beginning on the Distribution Date and ending on the Effective Date stock representing at least 80% of the vote and value (within the meaning of Code (S)
1504).

          (b) Payment for Subsequent Adjustments.  To the extent that an
              ----------------------------------
adjustment is made by a taxing authority to any Tax item of ProVantage for any tax period ending after the Distribution Date which creates a tax benefit to ProVantage and, as a result of such adjustment, a correlative adjustment is made to any Tax item of ShopKo's affiliated group for any tax period ending on or before the Distribution Date that results in an increase in the Taxes due for such period, ShopKo shall not be required to pay or to indemnify ProVantage from or against any such increase in Taxes, but ProVantage shall, to the extent of such tax benefit, pay and indemnify ShopKo from and against any such increase in Taxes for which ShopKo is liable. This payment is due within thirty (30) days after receipt by ProVantage of notice specifying in reasonable detail the nature and amount of the correlative tax detriment suffered by ShopKo.

          (c) Tax Return Filing Responsibility for Periods Ending On or Before
              ----------------------------------------------------------------
the Distribution Date.  ShopKo shall file (or shall cause to be filed) all tax
---------------------
returns of ProVantage for tax periods ending on or before the Distribution Date. ShopKo shall, to the extent permissible, include (or cause to be included) the results of the operations of ProVantage in ShopKo's consolidated federal tax return and in any other consolidated, unitary, or combined tax return for tax periods ending on or before the Distribution Date and shall pay all Taxes due for such periods with respect to ProVantage.

          (d) Allocation of Income for Year in which Distribution Date Occurs.
              ---------------------------------------------------------------
ShopKo, in its absolute discretion, shall either (i) cause ProVantage to close its permanent books and records (including work papers) as of the Distribution Date, in accordance with Treasury Regulations (S)1.1502-76(b)(2)(i), in order to permit ProVantage's taxable income for the taxable period ending on the Distribution Date to be reported and determined on the basis of income shown on its permanent books and records (including work papers) or (ii) allocate items of income or deduction between tax periods ending on or before the Distribution Date and tax periods beginning after the Distribution Date in accordance with Treasury Regulations (S)1.1502-76(b)(2)(ii).

          (e) Audits for Periods Ending On or Before the Distribution Date.  In
              ------------------------------------------------------------
the event that any taxing authority conducts an audit to determine the amount of any tax for any tax period ending on or before the Distribution Date or asserts for any such period any tax liability not reflected on the applicable return as prepared by ShopKo, ShopKo shall have the exclusive authority to direct, compromise or contest such audit or asserted tax liability as it shall in its sole discretion deem proper, and shall pay all Tax liability and expenses arising out of the compromise or contest of such audit, unless ShopKo is not liable for an additional Tax liability pursuant to Section 3(b) hereof. Notwithstanding the foregoing, ShopKo shall give ProVantage written notice of any adjustment proposed by a taxing authority or otherwise arising during an audit for which ShopKo believes that ProVantage may be liable under Section 3(b) hereof, and if, within thirty (30) days of receiving such notice, ProVantage agrees in a writing delivered to ShopKo that ProVantage is liable pursuant to
Section 3(b) hereof for any additional Tax liability that would result from an adjustment, ShopKo shall not without the prior written consent of ProVantage compromise or agree to any such adjustment; provided that, if ProVantage withholds its consent to any such proposed adjustment, ProVantage shall at its own expense conduct the contest or compromise of any such adjustment. If ShopKo fails to give ProVantage the notice referred to in the immediately preceding sentence with respect to any item of adjustment, ShopKo shall be deemed to have waived any claim that ProVantage is obligated under Section 3(b) hereof to pay or to indemnify ShopKo for any increase in taxes resulting from such adjustment. Furthermore, ShopKo shall not without the prior consent of ProVantage compromise or agree to any adjustment to the treatment of a Tax item arising in a tax period ending on or before the Distribution Date which (x) might, with respect to a tax period of ProVantage beginning after the Distribution Date, (1) affect, by an amount not less than $25,000.00, a financial statement tax expense resulting from a permanent difference, as defined in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (but expressly excluding any temporary difference as defined therein), (2) result in a change of accounting method (as defined in Section 446 of the Code and applicable

Treasury Regulations promulgated thereunder) that would cause a net increase in ProVantage's tax liability in excess of $25,000.00 or (3) result in any other Tax liability for ProVantage in any period ending after the Distribution Date in excess of $25,000.00 or (y) relates to a Tax or period with respect to which ProVantage did not file a consolidated or combined tax return with ShopKo; provided that, if ProVantage withholds its consent to any such adjustment, ProVantage shall agree in writing that it will conduct the contest or compromise of any such proposed adjustment at its own expense and that it will be liable for the payment of any Tax finally determined to be due by reason of such adjustment with respect to a tax period beginning on or after the Distribution Date. ProVantage shall be entitled to any refund of Taxes paid on behalf of or made available to ShopKo's affiliated group which are attributable to adjustments made to tax periods ending on or before the Distribution Date for which ProVantage is liable under Section 3(b), whether received by ProVantage or ShopKo, and ShopKo shall be entitled to all other refunds of Taxes paid on behalf of or made available to ShopKo's affiliated group for tax periods ending on or before the Distribution Date, whether received by ProVantage or ShopKo. Notwithstanding anything to the contrary in this Section 3(e), ProVantage shall have the right to participate at its own expense in any Tax audit relating to ProVantage.

          (f) Tax Return Filing and Payment Responsibility for Periods Ending
              ---------------------------------------------------------------
After the Distribution Date.  ProVantage has entered into an Administrative
---------------------------
Services Agreement with ShopKo whereby ShopKo has agreed to prepare certain tax returns of ProVantage including returns which relate to tax periods which begin on or after the Distribution Date and end on the date on which ShopKo ceases to beneficially own a majority of ProVantage's outstanding common stock, for a fee. With respect to such periods, ShopKo shall deliver such returns to ProVantage for its review and ProVantage shall file said returns and pay all Taxes shown as due on such returns or ultimately determined to be due with respect to such periods and shall be entitled to keep and retain for itself any refunds of Taxes or credits paid on behalf of or made available to it and ProVantage shall control any tax audits or contests with respect thereto. All tax returns and any schedules to be included therewith for the tax period which begins before the Distribution Date and ends after the Distribution Date shall be prepared on a basis consistent with those prepared for prior tax periods and consistent with the method used by ShopKo to allocate items of ProVantage's income or deduction for the tax period ending on the Distribution Date pursuant to Section 3(d) hereof, and shall be subject to the approval of ShopKo prior to being filed by ProVantage, which approval shall not be unreasonably withheld. ShopKo shall, to the extent it in its sole judgment deems permissible, file or cause to be filed state tax returns for ProVantage for the period ending on the Distribution Date. In the case of a tax period which begins before the Distribution Date and ends after the Distribution Date for which ProVantage is required hereunder to file the return, ShopKo shall reimburse ProVantage for an amount equal to the product of (i) total Taxes for such period, multiplied by (ii) a percentage determined by dividing

ProVantage's net income accrued on or before the Distribution Date (determined using the allocation method elected by ShopKo under Section 3(d)) by the total ProVantage net income for such period as shown on such return; provided, however, that any amount by which ShopKo is required to reimburse ProVantage hereunder shall be reduced by the amount of all estimated tax payments previously made by ShopKo with respect to ProVantage's tax liability for such period.

          (g) Treatment of ProVantage Net Operating Losses.  ProVantage shall
              --------------------------------------------
make an election pursuant to Section 172(b)(3) of the Code to carry forward any of its net operating losses incurred in tax periods beginning after the Distribution Date which, if carried back, would be carried back to a tax period ending on or before the Distribution Date. Notwithstanding the foregoing, ProVantage shall be entitled to any and all tax refunds, whether received by ShopKo or ProVantage, that result from a carryback of net operating losses or credits of ProVantage arising, in a tax period beginning after the Distribution Date to a tax period ending on or before the Distribution Date (a "ProVantage Carryback"), if and to the extent that the ProVantage Carryback results from ProVantage's inability to make an election under Section 172(b)(3) of the Code or a comparable provision of any state tax law. If and to the extent that ProVantage fails to make an election available to it under Section 172(b)(3) of the Code or a comparable provision of any state tax law, ShopKo shall be entitled to any and all tax refunds, whether received by ShopKo or ProVantage, that result from a ProVantage Carryback.

          (h) Tax Claim Notices by ProVantage.  Promptly after receipt by
              -------------------------------
ProVantage of a written notice of any demand, claim or circumstance which, after the lapse of time, would or might give rise to a claim or commencement of any action, proceeding or investigation with respect to which indemnity or payment may be sought under Section 3(a) or Section 3(f) hereof (an "Asserted Tax Liability"), ProVantage shall give written notice thereof to ShopKo (the "Tax Claim Notice"). The Tax Claim Notice shall contain factual information (to the extent known to ProVantage) describing in reasonable detail the Asserted Tax Liability and shall include copies of any notice or other document received from any taxing authority in respect of such Asserted Tax Liability. If ProVantage fails to give ShopKo prompt notice of an Asserted Tax Liability as required by this Section 3(h), and if such failure results in a detriment to ShopKo, then any amount which ShopKo is otherwise required to pay ProVantage pursuant to
Section 3(a) or Section 3(f) hereof with respect to such Asserted Tax Liability shall be reduced by the amount of such detriment.

          (i) Tax Adjustment Notices by ShopKo.  ShopKo shall give ProVantage
              --------------------------------
prompt notice of each item of adjustment proposed by a taxing authority for any tax period ending on or before the Distribution Date which relates to ProVantage (a "Tax Adjustment Notice"). A Tax Adjustment Notice shall contain factual information (to the extent known to ShopKo) describing in reasonable detail the proposed adjustment and shall include copies of any notice or other document received from any taxing authority in respect of such proposed adjustment. If ShopKo fails to give ProVantage a Tax Adjustment Notice as required by this Section 3(i), and if such failure results in a detriment to ProVantage, then any amount which ProVantage would otherwise be required to pay pursuant to Section 3(b) hereof with respect to an adjustment that should have been the subject of a Tax Adjustment Notice shall be reduced by the amount of such detriment. ShopKo may elect to direct, through counsel of its own choosing and at its own expense, the compromise or contest, either administratively or in the courts, of any Asserted Tax Liability. If ShopKo elects to direct the compromise or contest of any Asserted Tax Liability, it shall, either within 30 calendar days after receiving the Tax Claim Notice with respect to such Asserted Tax Liability (or sooner, if the nature of the Asserted Tax Liability so requires) or within 30 calendar days after giving the Tax Adjustment Notice, whichever is applicable, notify ProVantage of its intent to do so, and ProVantage shall cooperate at its own expense in the compromise or contest of such Asserted Tax Liability. ShopKo, in its discretion, may enter into a settlement agreement with respect to, or otherwise resolve, any Asserted Tax Liability without the consent of ProVantage, except that ShopKo, shall not without the prior consent of ProVantage compromise or agree to any adjustment to the treatment of a Tax item arising in a tax period ending on or before the Distribution Date which (x) might, with respect to a tax period of ProVantage beginning after the Distribution Date, (1) affect, by an amount not less than $25,000.00, a financial statement tax expense resulting from a permanent difference, as defined in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (but expressly excluding any temporary difference as defined therein), (2) result in a change of accounting method (as defined in Section 446 of the Code and applicable Treasury Regulations promulgated thereunder) that would cause a net increase in ProVantage's tax liability in excess of $25,000.00 or (3) result in any other Tax liability for ProVantage in any period ending after the Distribution Date in excess of $25,000.00 or (y) relates to a Tax or period with respect to which ProVantage did not file a consolidated or combined tax return with ShopKo; provided that, if ProVantage withholds its consent to any such adjustment, ProVantage shall agree in writing that it will conduct the contest or compromise of any such proposed adjustment at its own expense and that it will be liable for the payment of any tax finally determined to be due by reason of such adjustment with respect to a tax period beginning on or after the Distribution Date. If ShopKo (1) within 30 calendar days after receiving the Tax Claim Notice with respect to such Asserted Tax Liability (or sooner, if the nature of the Asserted Tax Liability so requires) or within 30 calendar days after giving the Tax Adjustment Notice, whichever is applicable, notifies ProVantage that it has elected not to direct the compromise or contest of the Asserted Tax Liability, or (2) fails to properly notify ProVantage within such period of its election to direct or not to direct the compromise or contest of the Asserted Tax Liability, ProVantage may pay, compromise, or contest at its own expense and in its sole discretion such Asserted Tax

Liability; provided, however, that ProVantage may not settle or compromise any Asserted Tax Liability without giving prior notice to ShopKo of its intention to settle or compromise such liability and receiving ShopKo's written approval of such settlement or compromise. ProVantage may, at its own expense and through counsel of its own choosing, elect to direct the contest or compromise of any Tax adjustment or Tax liability if ProVantage has previously agreed in a writing delivered to ShopKo that ShopKo has no obligation under Section 3 (a) hereof to pay or indemnify ProVantage from and against such Tax liability and that ProVantage is liable for such Tax liability, if any, pursuant to Section 3(b) hereof. If ShopKo or ProVantage elects to direct the compromise or contest of any liability for Taxes as provided herein (respectively, the "Electing Party"), the other party shall promptly empower (by power of attorney and such other documentation as may be appropriate) the designated representative of the Electing Party to represent the other party in any audit, claim for refund or administrative or judicial proceeding insofar as such audit, claim for refund or proceeding involves an asserted liability for Taxes for which ShopKo would be liable under Section 3(a) hereof or ProVantage would be liable under Section 3(b) hereof. Notwithstanding anything to the contrary in this Section 3(i), ProVantage shall have the right to participate at its own expense in any Tax audit relating to ProVantage.

          (j) Treatment of ShopKo Options and ShopKo Compensation Exercised by
              ----------------------------------------------------------------
or Payable to ProVantage Employees.  ShopKo and ProVantage understand and agree
----------------------------------
that certain stock options to acquire common stock of ShopKo are held by various ProVantage employees (the "ShopKo Options") and that certain ProVantage employees may participate in other nonqualified incentive programs of ShopKo ("ShopKo Compensation"). ShopKo agrees that it shall take such action as it deems appropriate to insure that all applicable federal and state payroll, withholding, income or other Taxes in connection with or arising out of the ShopKo Options and the ShopKo Compensation are withheld or collected from any employee of ProVantage. ProVantage agrees that it shall take all necessary and appropriate steps to timely claim any compensation deductions available to it for any Tax purpose in connection with the ShopKo Options exercised after the Distribution Date and payments of ShopKo Compensation made to ProVantage employees after the Distribution Date. With respect to both the ShopKo Options and the ShopKo Compensation, ProVantage agrees to promptly pay ShopKo an amount equal to the "tax benefit" obtained by ProVantage as a result of its claiming compensation deductions with respect to such items as well as the employer's share of any employment taxes paid by ShopKo arising out of exercise of the ShopKo Options or payment of the ShopKo Compensation. For purposes of this paragraph, tax benefit shall mean thirty percent (30%) of the claimed compensation expense. Such tax benefit shall be paid to ShopKo within thirty
(30) days after the filing of the Tax return on which ProVantage is able to claim such compensation expense. In the event that there is any subsequent adjustment by any Tax authority with respect to ProVantage's deductions attributable to such items which has the effect of reducing the amount of the foregoing tax benefit,

ShopKo agrees to pay ProVantage the difference between the amount of the payment or payments previously made by ProVantage to ShopKo and the amount that would have been paid by ProVantage to ShopKo after taking into account the adjustment with respect to ProVantage's deductions. To the extent that ProVantage fails to claim any compensation deductions with respect to the ShopKo Options exercised after the Distribution Date and the ShopKo Compensation, ProVantage agrees to pay to ShopKo the tax benefit (so calculated) that it would have obtained if it had claimed such deductions. ProVantage agrees to notify ShopKo at or before the time that ProVantage agrees to extend the period of limitations for the assessment of tax by any Tax authority for any Tax period of ProVantage ending after the Distribution Date and during which a ShopKo Option has been exercised or a payment of ShopKo Compensation been made. If ProVantage so notifies ShopKo and ProVantage is ultimately unable to claim deductions with respect to such ShopKo Options or ShopKo Compensation, no amount shall be owing from ProVantage to ShopKo under this Section 3(j). If ProVantage fails to so notify ShopKo and neither ProVantage nor ShopKo is ultimately able successfully to claim deductions with respect to such ShopKo Options or ShopKo Compensation, ProVantage agrees that it will pay to ShopKo an amount equal to the tax benefit that ProVantage would have received if it had successfully claimed deductions with respect to such items.

          (k) Mutual Cooperation.  ShopKo and ProVantage shall provide each
              ------------------
other with such cooperation and information as either reasonably may request of the other in filing any tax return, amended return, or claim for refund, in determining a liability for Taxes or a right to a refund of Taxes, or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by tax authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. ShopKo shall make available to ProVantage, with respect to all tax years in which ProVantage was includable in ShopKo's affiliated group (as defined in section 1504 of the Code) copies of all work papers and schedules relating to the preparation of ProVantage's pro forma federal and state income tax returns which were included in ShopKo's federal consolidated and state income tax returns which are necessary to reconcile such pro forma returns with the amounts actually included in such consolidated returns. ShopKo and ProVantage shall make available to each other all other books and records relating to Taxes of ProVantage with respect to all tax years in which ProVantage was includable in ShopKo's affiliated group (as defined in section 1504 of the Code). ShopKo and ProVantage agree to maintain and preserve for a period of eight (8) years after the period to which such documents relate, and, upon written request, to provide to the other party, such factual information as that party reasonably requires for filing tax returns, tax planning, and contesting any tax audit that only ShopKo or ProVantage, as the case may be, actually possesses.

     4.  Notice.  Any notice shall be in writing and shall be effective and
         ------
deemed to have been given when it is (i) mailed, postage prepaid, by certified first class mail, return receipt requested, addressed to a party and received by such party; (ii) hand or courier delivered; or (iii) sent by telecopy with receipt confirmed, as follows:

     If to ShopKo:                  ShopKo Stores, Inc.
                                    700 Pilgrim Way
                                    P.O. Box 19060
                                    Green Bay, WI 54307
                                    Telecopy:  (920) 429-4225
                                    Attention: Chief Financial Officer
                                    cc:  General Counsel

     If to ProVantage:              ProVantage Health Services, Inc.
                                    13555 Bishops Court, Suite 201
                                    Brookfield, WI 53005
                                    Telecopy:  (414) 641-3770
                                    Attention: Chief Financial Officer
                                    cc:  Legal Department

     in either case,
     with a copy to:                Merck & Co. Inc.
                                    One Merck Drive
                                    Whitehouse Station, N.J. 08889-0100
                                    Telecopy:  (908) 735-1246
                                    Attention:  Celia A. Colbert

Any party may from time to time designate another address to which notice or other communication shall be addressed or delivered to such party and such new designation shall be effective on the later of (i) the date specified in the notice or (ii) receipt of such notice by the intended recipient.

     5.  General.
         -------

          (a) Assignment.  Neither party may assign any of its rights or
              ----------
delegate any of its duties or obligations under this Agreement without the other party's consent. Any attempted assignment or delegation of any rights, duties, or obligations in violation of this Section 5(a) shall be void and without effect.

          (b) Amendment and Waiver.  This Agreement may be amended, modified,
              --------------------
superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties, or in the case of a waiver, by the party waiving compliance. Any waiver by either party hereto of any condition, or of the breach of any provision or term in any one or more instances shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision or term of this Agreement.

          (c) Integration.  This Agreement supersedes any and all prior or
              -----------
contemporaneous oral agreements or understandings between the parties regarding the subject matter of this Agreement. Nothing in this Agreement is intended to modify the terms and conditions of any other written agreement between the parties, including the Administrative Services Agreement dated as of July 19, 1999.

          (d) Severability.  If any term or condition of this Agreement shall be
              ------------
held invalid in any respect, such invalidity shall not affect the validity of any other term or condition hereof.

          (e) Successors.  This Agreement binds and inures to the benefit of the
              ----------
parties and their respective legal representatives, successors, and permitted assigns.

          (f) Applicable Law.  This Agreement shall be construed under the laws
              --------------
of the State of Wisconsin and the rights and obligations of the parties shall be determined under the substantive law of Wisconsin, without giving effect to Wisconsin's conflict of law rules or principles.

          (g) Reasonableness.  As concerns every provision of this Agreement,
              --------------
ShopKo and ProVantage agree to act reasonably and in good faith unless a provision expressly states that ProVantage or ShopKo may act in its sole discretion.

          (h) Counterparts.  This Agreement maybe executed in two counterparts,
              ------------
each of which shall constitute an original, and both of which, when taken together, shall constitute one and the same instrument.

          (i) Further Assurances.  Each party shall take such actions, upon
              ------------------
request of the other party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

          (j) No Third Party Beneficiaries.  Each of the provisions of this
              ----------------------------
Agreement is for the sole and exclusive benefit of the parties hereto and their Affiliates, respectively, as their interests may appear, and shall not be deemed for the benefit of any other person or entity or group of persons or entities.

          (k) Construction.  Descriptive headings to sections and paragraphs are
              ------------
for convenience only and shall not control or affect the meaning or construction of any provisions in this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

                              SHOPKO STORES, INC.

                              By:  /s/  Richard D. Schepp
                                   ----------------------
                                  Name:  Richard D. Schepp
                                  Title: Sr. Vice President,
                                         General Counsel/Secretary

                              PROVANTAGE HEALTH SERVICES, INC.

                              By:  /s/  Jeffrey A. Jones
                                   ---------------------
                                  Name:  Jeffrey A. Jones
                                  Title: President and Chief Executive Officer